EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-103023 of Boyd Gaming Corporation on Form S-4 of our report dated February 7, 2003 appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation and Subsidiaries for the year ended December 31, 2002, which includes an explanatory paragraph regarding the adoption of Statement of Accounting Standards No. 142, Goodwill and Other Intangibles, incorporated by reference in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

May 13, 2003